UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.          )

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________________________________________________________________________________________________________
JOUNCE THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JOUNCE THERAPEUTICS, INC.
780 Memorial Drive
Cambridge, Massachusetts 02139
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
To be held June 19, 2018
You are cordially invited to attend the 2018 Annual Meeting of Stockholders, or the Annual Meeting, of Jounce Therapeutics, Inc., which is scheduled to be held on Tuesday, June 19, 2018 at 1:00 p.m. Eastern time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.
Only stockholders who owned common stock at the close of business on April 23, 2018 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, the stockholders will consider and vote on the following matters:

1.	Election of two Class I directors to our board of directors, each to serve until the 2021 annual meeting of stockholders;

2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
You can find more information, including information regarding the nominees for election as directors, in the attached Proxy Statement. The board of directors recommends that you vote in favor of each of proposals one and two as outlined in the attached Proxy Statement.
Instead of mailing a printed copy of our proxy materials to all of our stockholders, we provide access to these materials via the Internet. Accordingly, on or about April 27, 2018, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice, to all stockholders of record on our books at the close of business on April 23, 2018, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
If you are a stockholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);

•
Vote by Mail, if you received (or requested and received) a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

•	Vote in person at the Annual Meeting.
If your shares are held in "street name," that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
Whether or not you plan to attend the Annual Meeting in person, we urge you to take the time to vote your shares.

By order of the Board of Directors,
Richard Murray, Ph.D. President and Chief Executive Officer
Cambridge, Massachusetts
April 27, 2018

780 Memorial Drive
Cambridge, Massachusetts 02139
PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
to be held June 19, 2018
This proxy statement and the enclosed proxy card contain information about the Annual Meeting of Stockholders of Jounce Therapeutics, Inc., or the Annual Meeting, to be held on Tuesday, June 19, 2018 at 1:00 p.m. Eastern time, at offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. The board of directors of Jounce is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of "Jounce," "our," "we" or "us" refers to Jounce Therapeutics, Inc. and its wholly-owned subsidiary.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on June 19, 2018:
This proxy statement and our 2017 Annual Report to Stockholders are available for viewing, printing and downloading at http://www.proxyvote.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, or 2017 Annual Report, as filed with the Securities and Exchange Commission, or SEC, will be furnished without charge to any stockholder upon written request to Jounce Therapeutics, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available on the SEC's website at http://www.sec.gov.
On or about April 27, 2018, we will mail a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders (other than those who previously requested electronic or paper delivery of proxy materials), directing stockholders to a website where they can access our proxy materials, including this proxy statement and our 2017 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	Election of two Class I directors to our board of directors, each to serve until the 2021 annual meeting of stockholders;

2.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.
As of the date of this proxy statement, we are not aware of any business to come before the Annual Meeting other than the first two items noted above.
Board of Directors Recommendation
Our board of directors unanimously recommends that you vote:
        FOR the election of the two nominees to serve as Class I directors on our board of directors for a three-year term; and
        FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
Availability of Proxy Materials
The Notice regarding our proxy materials, including this proxy statement and our 2017 Annual Report, is being mailed to stockholders on or about April 27, 2018. Our proxy materials are also available for viewing, printing and downloading on the Internet at http://www.proxyvote.com.
Who Can Vote at the Annual Meeting
Only stockholders of record at the close of business on the record date of April 23, 2018 are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 23, 2018, there were 32,482,458 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
Difference between a "stockholder of record" and a beneficial owner of shares held in "street name"
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, then you are considered a "stockholder of record" of those shares. In this case, your Notice has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on such Notice.
Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in "street name." In this case, your Notice has been forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.
How to Vote
If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below. If you hold your shares of our common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

•	By Telephone. You may transmit your proxy voting instructions by calling 1-800-690-6903. You will need to have your Notice or proxy card in hand when you call.

•
Via the Internet.  You may transmit your proxy voting instructions via the Internet by accessing the website specified on the enclosed proxy card. You will need to have your Notice or proxy card in hand when you access the website.

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By Mail.  If you received (or requested and received) a printed copy of the proxy materials, you may vote by proxy by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you.

•
In Person at the Annual Meeting.  You may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you are the beneficial owner of shares held in "street name" and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and present it with your ballot to the inspector of election at the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you. You may obtain directions to the location of the Annual Meeting by calling our offices at 857-259‑3840.

Telephone and Internet voting for stockholders of record will be available up until 11:59 p.m. Eastern time on June 18, 2018, and mailed proxy cards must be received by June 18, 2018 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in "street name" will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.
Ballot Measures Considered "Discretionary" and "Non-Discretionary"
If your shares are held in "street name," your bank, broker or other nominee may under certain circumstances vote your shares if you do not return voting instructions. Banks, brokers or other nominees are permitted to vote customers' shares for which they have received no voting instructions on specified routine, or "discretionary," matters, but they are not permitted to vote these shares on other non-routine, or "non-discretionary," matters.
The election of directors (Proposal No. 1) is considered a non-discretionary matter under applicable rules. Therefore, if your shares are held in "street name," your bank, broker or other nominee cannot vote on this matter without voting instructions from you. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2018 (Proposal No. 2) is considered a discretionary matter under applicable rules. Therefore, if your shares are held in "street name," your bank, broker or other nominee may exercise discretionary authority to vote on this matter in the absence of voting instructions from you.
If you do not instruct your bank, broker or other nominee how to vote with respect to the election of directors (Proposal No. 1), your bank, broker or other nominee may not vote with respect to this proposal and your shares will be counted as "broker non-votes." Broker non-votes are shares that are held in "street name" by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated by-laws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are "broker non-votes."
Votes Required to Elect a Director and to Ratify Selection of Ernst & Young LLP
To be elected, a director must receive a plurality of the votes properly cast by stockholders entitled to vote at the meeting (Proposal No. 1). A stockholder may vote either "for" the nominees or "withhold" its vote from any or all of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.
The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and properly voted "for" or "against" such matter (Proposal No. 2). We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2018, our audit committee may reconsider its selection.
Abstentions and broker non-votes will not be counted as votes cast or votes on either of the proposals. Abstentions and broker non-votes will have no effect on the results of this vote.
Method of Counting Votes
Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast in person at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.
Revoking a Proxy; Changing Your Vote
If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•
by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the "How to Vote" section above;

•	by voting in person at the meeting; or

•	by filing a written revocation with our corporate Secretary.
If your shares are held in "street name," you may submit new voting instructions by contacting your bank, broker or other organization holding your account. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the "How to Vote" section above. Your attendance at the Annual Meeting will not automatically revoke your proxy.
Costs of Proxy Solicitation
We will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.
Voting Results
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF TWO CLASS I DIRECTORS
Our board of directors currently consists of eight members. In accordance with the terms of our restated certificate of incorporation and our amended and restated by-laws, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the Class I directors are J. Duncan Higgons and Robert Tepper, M.D., and their term will expire at the Annual Meeting;

•	the Class II directors are Luis Diaz, Jr., M.D., Barbara Duncan and Robert Kamen, Ph.D., and their term expires at the annual meeting of stockholders to be held in 2019; and

•	the class III directors are Cary Pfeffer, M.D., Perry Karsen and Richard Murray, Ph.D., and their term expires at the annual meeting of stockholders to be held in 2020.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Our restated certificate of incorporation and our amended and restated by-laws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our restated certificate of incorporation and amended and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.
Our board of directors has nominated Mr. Higgons and Dr. Tepper for election as Class I directors at the Annual Meeting. Each of the nominees is presently a director, and each has indicated a willingness to continue to serve as director, if elected. If a nominee becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.
We have no formal policy regarding board diversity, but our corporate governance guidelines provide that the Nominating and Corporate Governance Committee will set the criteria for selecting director candidates. The criteria considered by the Nominating and Corporate Governance Committee include the background and qualifications of the members of our board of directors considered as a group should provide a significant breadth of experience, knowledge, and ability to assist our board of directors in fulfilling its responsibilities. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among our board members, knowledge of our business, understanding of the competitive landscape in which we operate and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to our board of directors' effectiveness as a whole are described in the following paragraphs.

Nominees for Election as Class I Directors
Biographical information, including principal occupation and business experience during the last five years, for our nominees for election as Class I directors at our Annual Meeting is set forth below.

Class I Director Nominees	Age	Director Since
J. Duncan Higgons—Mr. Higgons served as chief operating officer of Agios Therapeutics, Inc., or Agios, a public biopharmaceutical company, from 2009 to January 2016. Prior to joining Agios, Mr. Higgons served as executive vice-president, and interim president and chief executive officer at Archemix Corporation, or Archemix, from 2006 to 2009. Prior to Archemix, Mr. Higgons served as the chief commercial officer at TransForm Pharmaceuticals, Inc., which was acquired by Johnson & Johnson Company. Mr. Higgons serves on the board of PsiOxus Therapeutics Ltd., a private cancer therapeutics company. He holds a B.Sc. in Mathematics from King's College University of London and a M.Sc. in Economics from London Business School. We believe that Mr. Higgons is qualified to serve on our board of directors due to his leadership and management experience.
	63	November 2015

Robert Tepper, M.D.— Since 2007, Dr. Tepper has served as a partner at Third Rock Ventures, LLC, a venture capital fund, which he co-founded in 2007. From February 2013 to January 2015, Dr. Tepper served as our interim chief scientific officer and, from October 2015 to November 2016, he served as the interim chief scientific officer of Neon Therapeutics, Inc., an immuno-oncology company. Prior to joining Third Rock Ventures, LLC, Dr. Tepper held multiple positions at Millennium Pharmaceuticals, Inc., including as president of research and development from 2002 to 2007, executive vice president of discovery from 2001 to 2002 and chief scientific officer from 1999 to 2002. Dr. Tepper serves on the boards of directors for numerous companies, including publicly-traded companies Allena Pharmaceuticals, Inc. and Kala Pharmaceuticals, Inc., and private companies Constellation Pharmaceuticals, Inc. and Neon Therapeutics, Inc. Previously, Dr. Tepper served on the board of directors of Bluebird Bio, Inc. from September 2010 through March 2015 and various other private life science companies. Dr. Tepper received an M.D. from Harvard Medical School and an A.B. in biochemistry from Princeton University. We believe that Dr. Tepper is qualified to serve on our board of directors due to his experience in the venture capital industry, particularly with biotech and pharmaceutical companies, combined with his experience building and leading research and development operations, serving on the boards of public and private life sciences companies and as faculty and advisory board members of several healthcare institutions.
	62	February 2013
The board of directors recommends voting "FOR" the election of J. Duncan Higgons and Robert Tepper, M.D. as Class I directors, for a three-year term ending at the annual meeting of stockholders to be held in 2021.
Any properly submitted proxy will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as directors if elected. However, if any nominee is unable to serve or for good cause will not serve as a director, the persons named in the proxy intend to vote in their discretion for one or more substitutes who will be designated by our board of directors.

Directors Continuing in Office
Biographical information, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Current Directors Not Standing for Election at the 2018 Annual Meeting	Age	Director Since
Perry Karsen—Mr. Karsen has served as the chairman of our board of directors since April 2016. Previously, Mr. Karsen was the chief executive officer of the Celgene Cellular Therapeutics division of Celgene Corporation, or Celgene, a global biopharmaceutical company, from May 2013 until his retirement in December 2015. Mr. Karsen served as executive vice president and chief operations officer of Celgene from 2010 to May 2013, and as senior vice president and head of worldwide business development of Celgene from 2004 to 2009. Mr. Karsen was chief executive officer of Pearl Therapeutics Inc., from 2009 to 2010. Earlier in his career, Mr. Karsen held executive positions at Human Genome Sciences, Inc., Bristol-Myers Squibb Co., Genentech, Inc. and Abbott Laboratories. He has served as the chairman of the board of directors of Intellia Therapeutics, Inc. since April 2016, as a member of the board of directors and executive chairman of OncoMed Pharmaceuticals, Inc. since January 2016 and January 2018, respectively, and a member of the board of directors of Voyager Therapeutics, Inc. since July 2015, all of which are public life sciences companies. Mr. Karsen received a Masters of Management from Northwestern University's Kellogg Graduate School of Management, a Masters of Arts in Teaching of Biology from Duke University and a B.S. in Biological Sciences from the University of Illinois, Urbana-Champaign. We believe Mr. Karsen is qualified to serve on our board of directors because of his executive leadership experience and membership on boards of directors of other public companies.
	62	January 2016

Luis Diaz, Jr., M.D.—Dr. Diaz has served as the head of the solid tumor oncology division and a faculty member at the Memorial Sloan Kettering Cancer Center since December 2016. From 2004 to December 2016, Dr. Diaz was a faculty member and physician at Johns Hopkins University School of Medicine. Dr. Diaz is also a founder and board member, and from 2010 to April 2016 served as president, chief executive officer and chief medical officer, of Personal Genome Diagnostics Inc., a private cancer genome analysis company. He received his M.D. from the University of Michigan, where he also received his B.A. in Microbiology. We believe Dr. Diaz is qualified to serve on our board of directors due to his background as a physician focused on oncology and his experience as a faculty member at a major hospital and medical center.
	47	October 2017

Barbara Duncan—Ms. Duncan served as the chief financial officer of Intercept Pharmaceuticals Inc., a biopharmaceutical company, from 2009 to June 2016 and as treasurer from 2010 to September 2016. From 2001 to 2009, Ms. Duncan served as chief financial officer and then chief executive officer at DOV Pharmaceutical, Inc. Previously, Ms. Duncan served as a vice president of Lehman Brothers Inc. in its corporate finance division from 1998 to 2001. She has served on the board of directors of Adaptimmune Therapeutics plc since June 2016, Aevi Genomic Medicine, Inc. (formerly Medgenics, Inc.) since June 2015, ObsEva SA since December 2016, Ovid Therapeutics, Inc. since June 2017 and Innoviva, Inc. from September 2016 to April 2018, all of which are public companies. Ms. Duncan holds an M.B.A. from the Wharton School of Business and a B.S. from Louisiana State University. We believe Ms. Duncan is qualified to serve on our board of directors because of her experience in the biopharmaceutical industry, her experience in the financial sector and membership on boards of directors of other public and private companies.
	53	May 2016

Current Directors Not Standing for Election at the 2018 Annual Meeting	Age	Director Since
Robert Kamen, Ph.D.—Dr. Kamen is a venture partner at Third Rock Ventures, LLC, which he joined in 2010. Dr. Kamen served as our interim chief technology officer from February 2013 to December 2015. From 2005 to 2010, Dr. Kamen served as the chairman of BioAssets Development Corporation. From 2002 to 2008, Dr. Kamen served as executive-in-residence at Oxford Bioscience Partners. From 2001 to 2002 he served as president of Abbott Laboratories' Abbot Bioresearch Center and as a member of the Abbott Pharma Executive Management Committee, and from 1991 to 2001, he served as the president of BASF Bioresearch Corporation. Dr. Kamen serves on the boards of directors for numerous private companies, including EpimAb Biotherapeutics, Inc., Harbour Antibodies BV, Lycera Corporation and Neon Therapeutics, Inc. Dr. Kamen holds a Ph.D. in biochemistry and molecular biology from Harvard University and a B.S. in biophysics from Amherst College. We believe that Dr. Kamen is qualified to serve on our board of directors because of his experience in the venture capital and life sciences industries, membership on various other boards of directors, and his leadership and management experience.
	73	February 2013

Richard Murray, Ph.D.—Dr. Murray has served as our president, chief executive officer and a member of our board of directors since July 2014. Prior to joining Jounce, Dr. Murray served as senior vice president of biologics and vaccines research and development at Merck & Co., a global healthcare company, from 2009 to June 2014, where he was responsible for the advancement of biologics and vaccines, including Merck's cancer immunotherapy pipeline. From 2008 to 2009, Dr. Murray served as an advisor to venture capital and life science investors. From 2003 to 2008, he served in a variety of roles at PDL Biopharma Inc., or PDL, initially as vice president of research to executive vice president and chief scientific officer. He also served as a director of PDL from 2007 to 2008. Earlier in his career, Dr. Murray was a co-founder and served as vice president of research at Eos Biotechnology, Inc. Dr. Murray holds a Ph.D. in microbiology and immunology from the University of North Carolina at Chapel Hill and a B.S. in microbiology from the University of Massachusetts, Amherst. We believe that Dr. Murray is qualified to serve on our board of directors due to his operating and historical experience gained from serving as our president, chief executive officer and as a board member, combined with his experience in drug research and development.
	59	July 2014

Cary Pfeffer, M.D.—Dr. Pfeffer is the interim chief business officer of Rheos Medicines, Inc., a biopharmaceutical company, which he joined in March 2018, and is a partner at Third Rock Ventures, LLC, which he joined in 2007. Dr. Pfeffer served as the chairman of our board from July 2014 to April 2016 and as our interim chief executive officer from February 2013 to July 2014. Dr. Pfeffer was the interim chief executive officer of Neon Therapeutics, Inc. from October 2015 to September 2016. Dr. Pfeffer served at Biogen Inc. from 1992 to 2002 in a variety of domestic and international executive management roles. Dr. Pfeffer serves on the boards of directors for several private companies, including Ablexis, LLC, Edimer Pharmaceuticals, Inc., Tango Therapeutics, Inc. and Neon Therapeutics, Inc., where he serves as chairman of the board. From August 2009 to September 2016, Dr. Pfeffer was a member of the board of directors of Eleven Biotherapeutics, Inc., a public biologics oncology company, and served as its chief business officer from February 2010 to September 2011. Dr. Pfeffer received an M.B.A. from the Wharton School of Business, an M.D. from the University of Pennsylvania School of Medicine and a B.A. in biochemistry from Columbia University. We believe that Dr. Pfeffer is qualified to serve on our board of directors because of his experience in the venture capital industry, life sciences industry, membership on various other boards of directors, his prior service as our president and chief executive officer, and his leadership and management experience.
	55	February 2013
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.
Executive Officers
The following table sets forth our executive officers as of April 23, 2018.

Name	Age	Position
Richard Murray, Ph.D.(1)	59	President, Chief Executive Officer and Director
Kimberlee C. Drapkin	50	Chief Financial Officer and Treasurer
Hugh M. Cole	53	Chief Business Officer and Head of Corporate Development
Elizabeth G. Trehu, M.D.	57	Chief Medical Officer
(1) Richard Murray, Ph.D. is also a director of the Company and his biographical information appears on page 8.
Kimberlee C. Drapkin—Ms. Drapkin has served as our chief financial officer since August 2015, and our treasurer since February 2013. From 2009 to August 2015, Ms. Drapkin was the owner of KCD Financial LLC, through which she served as our interim chief financial officer from 2012 to August 2015, and consulted for numerous biotechnology companies. Previously, Ms. Drapkin served as the chief financial officer of Predix Pharmaceuticals Holdings, Inc. from 2005 to 2006, and, after Predix was acquired by EPIX Pharmaceuticals, Inc., as chief financial officer of EPIX from 2006 to 2009. From 1995 to 2005, Ms. Drapkin served in a variety of roles at Millennium Pharmaceuticals, Inc., including director of finance. Ms. Drapkin began her career at PricewaterhouseCoopers LLP, is a certified public accountant and holds a B.S. in accounting from Babson College.
Hugh M. Cole—Prior to joining Jounce in August 2017, Mr. Cole served as chief business officer for ARIAD Pharmaceuticals, Inc., an oncology company, from March 2014 to June 2017, where he led numerous business development transactions. Previously, Mr. Cole served as senior vice president, strategic planning and program management at Shire plc, a global biopharmaceutical company, from 2007 to March 2014. At Shire, Mr. Cole's responsibilities included the global development strategy and commercialization of the rare disease drug Firazyr. Earlier in his career, Mr. Cole was vice president, corporate development for Oscient Pharmaceuticals, Inc. and served as senior director, business development and strategy at Millennium Pharmaceuticals, Inc. Mr. Cole earned his M.B.A. in health care management and finance at the Wharton School of Business and his A.B. in chemistry from Harvard University.
Elizabeth G. Trehu, M.D.—Dr. Trehu joined Jounce as our chief medical officer in November 2015. Prior to joining Jounce, Dr. Trehu served as the chief medical officer of Promedior, Inc., a biotechnology company, from 2012 to November 2015. Previously, Dr. Trehu served as vice president, product development and medical affairs for Infinity Pharmaceuticals, Inc. from 2010 to 2012. Earlier in her career, Dr. Trehu served in a variety of roles for Genzyme Corporation, including as the vice president and general manager, hematology from 2009 to 2010, vice president and general manager of Clolar from 2008 to 2009 and vice president, global medical affairs of Genzyme Oncology from 2006 to 2008. Earlier in her career, Dr. Trehu served from 2002 to 2006 in a variety of positions at Millennium Pharmaceuticals, Inc., including as vice president of oncology global medical affairs in 2006. Dr. Trehu holds an M.D. from the New York University School of Medicine and an A.B. in English from Princeton University.

PROPOSAL NO. 2—RATIFICATION OF THE SELECTION OF
ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018
Our stockholders are being asked to ratify the selection by the audit committee of the board of directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
The audit committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholder approval is not required to appoint Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors believes that submitting the selection of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this selection, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
The following is a summary and description of fees incurred by Ernst & Young LLP for the fiscal years ended December 31, 2017 and 2016.

	Fiscal Year 2017	Percentage of 2017 Services Approved by Audit Committee	Fiscal Year 2016	Percentage of 2016 Services Approved by Audit Committee
Audit fees(1)	$768,626	100%	$975,896	100%
Audit-related fees(2)	—	100%	65,500	100%
Tax fees(3)	95,000	100%	131,500	100%
All other fees(4)	1,995	100%	—	100%
Total fees	$865,621	100%	$1,172,896	100%

(1)
Audit fees consist of fees billed for professional services by Ernst & Young LLP for the audit of our consolidated financial statements, reviews of our interim financial statements, reviews of registration statements on Forms S-1 and S-8 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for accounting consultations reasonably related to the performance of the audit or review of our consolidated financial statements.

(3)	Tax fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax advisory services.

(4)	All other fees consist of licensing fees paid to Ernst & Young LLP for access to its proprietary accounting research database.
Audit Committee Pre-Approval Policy and Procedures
The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee's pre-approval policies and procedures.
From time to time, our audit committee may pre-approve services that are expected to be provided to us by the independent auditor during the following 12 months. At the time such pre-approval is granted, the audit committee must identify the particular pre-approved services in detail by category of service and, at each regularly scheduled meeting of the audit committee following such approval, management or the independent auditor shall report to the audit committee regarding each service actually provided to us pursuant to such pre-approval. The audit committee has delegated to its chairman the authority to grant pre-approvals of audit or non-audit services to be provided by the independent auditor if time constraints require that such pre-approval occur prior to the audit committee's next scheduled meeting. Any approval of services by the chairman of the audit committee is reported to the committee at its next regularly scheduled meeting.

The board of directors recommends voting "FOR" Proposal No. 2 to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
Any properly submitted proxy will be voted in favor of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 unless a contrary specification is made in the proxy.

CORPORATE GOVERNANCE
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our board of directors and its committees.

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

•
Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our board of directors is a consideration.

The nominating and corporate governance committee may use a third-party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated by-laws and must be received by us no later than the date referenced below under the heading "Stockholder Proposals." Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.
Director Independence
Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company's board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Audit committee members must also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and whether the director is affiliated with the company or any of its subsidiaries or affiliates. In March 2018, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Dr. Murray, is an "independent director" as defined under Nasdaq Listing Rules. Dr. Murray is not an independent director under these rules because he is currently serving as our president and chief executive officer. Our board of directors has also determined that Ms. Duncan and Messrs. Karsen and Higgons, who comprise our audit committee, and Dr. Pfeffer and Messrs. Higgons and Karsen, who comprise our compensation committee, satisfy the independence standards for such committees established by the SEC and the Nasdaq Listing Rules, as applicable. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Committees
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the audit committee, compensation committee, and nominating and corporate governance committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, compensation committee, and the nominating and corporate governance committee is posted on the "Corporate Governance" section of the "Investors & Media" section on our website, which is located at http://ir.jouncetx.com.
Audit Committee
The members of our audit committee are Barbara Duncan, J. Duncan Higgons and Perry Karsen. Ms. Duncan is the chair of our audit committee. Our board of directors has determined that Ms. Duncan is an "audit committee financial expert" as defined by applicable SEC rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our consolidated financial statements. The audit committee met four times during the year ended December 31, 2017, including telephonic meetings. Our audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•
recommending based upon the audit committee's review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing quarterly earnings releases.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services as defined under the Exchange Act of 1934, as amended, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee.
Compensation Committee
The members of our compensation committee are J. Duncan Higgons, Perry Karsen and Cary Pfeffer, M.D. Mr. Higgons is the chair of our compensation committee. Our board of directors has determined that each of Messrs. Higgons and Karsen and Dr. Pfeffer is independent within the meaning of Rule 10C-1 under the Exchange Act. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee met nine times during the year ended December 31, 2017, including telephonic meetings. Our compensation committee's responsibilities include:

•	reviewing and making recommendations to our board of directors with respect to the compensation of our chief executive officer and our other executive officers;

•	reviewing and evaluating our overall director and executive compensation process and procedures;

•	overseeing the evaluation of our senior executives;

•	overseeing our overall compensation structure, policies and programs;

•	reviewing and making recommendations to our board of directors with respect to our incentive-compensation and equity-based compensation plans;

•	overseeing and administering our equity based plans;

•	evaluating and making recommendations to our board of directors with respect to director compensation;

•	reviewing and discussing with management our "Compensation Discussion and Analysis" disclosure to the extent such disclosure is required by SEC rules;

•	preparing the compensation committee report to the extent required by SEC rules; and

•	reviewing and approving the retention or termination of any consulting firm or outside adviser to assist in the evaluation of compensation matters.
The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in compensation committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the compensation committee regarding the compensation for such officer or any immediate family member of such officer. The charter of the compensation committee grants the compensation committee authority to obtain, at our expense, advice and assistance from compensation consultants, legal counsel and/or other advisers. In particular, the compensation committee may, in its sole discretion, retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.
The compensation committee engaged Radford, an Aon Hewitt company, as its compensation consultant during 2017. Our compensation committee considered the relationship that Radford has with us, the members of our board of directors and our executive officers. Based on the committee's evaluation, the compensation committee has determined that no conflicts of interest exist between the company and Radford.
Radford assisted the committee in conducting a competitive compensation assessment for our executive officers for the fiscal year ended December 31, 2017, as well as in connection with determination of compensation for the executive officer we hired in 2017. In evaluating the total compensation of our executive officers, the compensation committee, with the assistance of Radford, established a peer group of 19 publicly traded companies in the biopharmaceutical industry that was comprised of companies whose market capitalization, number of employees, maturity of product development pipeline and area of therapeutic focus are similar to ours.
Radford also supplemented the peer group information with published survey data, which provided a broader market representation of companies and deeper position reporting.
Historically, our compensation committee reviews all compensation components including base salary, bonus, benefits, equity incentives and other perquisites, as well as severance arrangements, change-in-control benefits and other forms of executive officer compensation and either approves or provides a recommendation to our board of directors on the compensation of our chief executive officer and our other executive officers. In addition, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, and new trends, plans, or approaches to compensation, at various meetings throughout the year. The compensation committee also makes recommendations to our board of directors regarding the compensation of non-employee directors and has the authority to administer our equity-based plans.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees, consisting of one or more of its members, as it deems appropriate. Pursuant to our 2017 Stock Option and Incentive Plan, the compensation committee may delegate to our chief executive officer the authority to approve grants of stock options to employees who are not Section 16 reporting persons or covered employees as defined in Section 162(m) of the Internal Revenue Code, subject to certain limitations as to the amount of stock underlying awards that may be granted during the period of the delegation and guidelines as to the determination of the exercise price and the vesting criteria.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. Dr. Pfeffer, a member of our compensation committee, served as our interim chief executive officer from 2013 to 2014.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Ms. Duncan, Mr. Karsen and Dr. Pfeffer. Mr. Karsen is the chair of our nominating and corporate governance committee. The nominating and corporate governance committee met four times during the year ended December 31, 2017, including telephonic meetings. Our nominating and corporate governance committee's responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the size and composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board's committees;

•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.
Board and Committee Meetings Attendance
The full board of directors met nine times during 2017. During 2017, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person served as a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).
Director Attendance at Annual Meeting of Stockholders
Although we do not have a formal policy regarding attendance by members of our board of directors at our annual meeting of stockholders, we encourage all of our directors to attend. We did not hold an annual meeting of stockholders during the time we were a public company in 2017.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted under the heading "Corporate Governance" on the "Investors & Media" section of our website, which is located at http://ir.jouncetx.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. A copy of the corporate governance guidelines is posted under the heading "Corporate Governance" on the "Investors & Media" section of our website, which is located at http://ir.jouncetx.com.
Board Leadership Structure and Board's Role in Risk Oversight
Our amended and restated by-laws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of our board and chief executive officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. As a general policy, our board of directors believes that separation of the positions of chairman and chief executive officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. Accordingly, we currently separate the roles of chief executive officer and chairman of the board of directors, with Dr. Murray serving as our president and chief executive officer and Mr. Karsen serving as chairman of the board of directors. As president and chief executive officer, Dr. Murray is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while Mr. Karsen, as chairman of the board of directors, presides over meetings of the board of directors, including executive sessions of the board of directors, and has oversight responsibilities. The board of directors has not appointed a lead independent director. Our board of directors has three standing committees that currently consist of, and are chaired by, independent directors. Our board of directors delegates substantial responsibilities to the committees, which then report their activities and actions back to the full board of directors. We believe this structure represents an appropriate allocation of responsibilities for our company.
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under "Risk Factors" in our 2017 Annual Report. Our board of directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily by our full board of directors, which has responsibility for general oversight of risks. Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our board and its committees oversee the risk management activities of management. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including ongoing risk management and mitigation activities related to data protection and cybersecurity. Our compensation committee oversees risk management activities relating to our compensation policies and practices. Our nominating and corporate governance committee oversees risk management activities relating to board composition. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.
Communication with Our Directors
Any interested party with concerns about our company may report such concerns to the board of directors or otherwise the chairman of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:
c/o Jounce Therapeutics, Inc.
780 Memorial Drive
Cambridge, Massachusetts 02139
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.
A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and discretion. Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the board or otherwise the chairman of the nominating and corporate governance committee, subject to the advice and assistance of counsel, consider to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material elements of our executive compensation policies for our "named executive officers" and the most important factors relevant to an analysis of these policies. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the "Summary Compensation Table" below, or our "named executive officers," and is intended to place in perspective the data presented in the following tables and the corresponding narrative.
2017 Summary Compensation Table
The following table presents information regarding the total compensation awarded to, earned by and paid to our named executive officers for services rendered to us in all capacities for the years indicated.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Richard Murray, Ph.D.,(2)	2017	$500,000		$250,000	(3)	$—	$258	(4)	$750,258
President and Chief Executive Officer	2016	$445,500		$196,100	(5)	$1,105,289	$258	(4)	$1,747,147
Hugh M. Cole,	2017	$147,337	(6)	$103,400	(7)	$1,923,902	$52	(4)	$2,174,691
Chief Business Officer and Head of Corporate Development
Elizabeth G. Trehu, M.D.,	2017	$385,200		$128,100	(3)	$—	$258	(4)	$513,558
Chief Medical Officer	2016	$370,000		$164,000	(5)	$302,652	$258	(4)	$836,910

(1)
Amounts reflect the aggregate grant date fair value of option awards in accordance with Financial Accounting Standards Board, Accounting Standards Codification 718, or ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of option awards, see Note 12 to our audited consolidated financial statements appearing in our 2017 Annual Report. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

(2)	Dr. Murray also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.

(3)	The amount reported represents a bonus based upon the achievement of the Company and individual performance objectives for the year ended December 31, 2017, which was paid in February 2018.

(4)	The amounts reported represent life insurance premiums paid by the Company.

(5)	The amount reported represents a bonus based upon the achievement of the Company and individual performance objectives for the year ended December 31, 2016, which was paid in February 2017.

(6)
Mr. Cole's employment commenced with us in August 2017. The amount reported reflects the pro-rated portion of Mr. Cole's annual salary of $385,000 from commencement of his employment through December 31, 2017.

(7)
The amount reported represents a sign-on bonus of $50,000, paid in 2017 pursuant to the terms of Mr. Cole's employment agreement, and a pro-rated bonus based upon the achievement of the Company and individual performance objectives for the year ended December 31, 2017.

Narrative Disclosure to Summary Compensation Table
Base Salary. Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salaries for our named executive officers typically are established through arm’s length negotiation at the time such executive officer is hired, taking into account the position for which the executive officer is being considered and the executive officer’s qualifications, prior experience and prior salary. None of our named executive officers is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer (except with respect to his own compensation and performance), the need for adjustment of the base salaries of our executive officers based on changes and expected changes in the scope of an executive officer’s responsibilities, including promotions, the individual contributions made by and performance of the executive officer during the prior year and over a period of years, overall labor market conditions, our overall growth and development as a company and general salary trends in our industry and among our peer group and where the executive officer’s salary falls in the salary range presented by that data. No formulaic base salary increases are provided to our executive officers.
In 2017, we paid an annual base salary of $500,000 to Dr. Murray, $385,200 to Dr. Trehu and $147,337 to Mr. Cole, which represents the pro-rated portion of an annual base salary of $385,000. In 2016, we paid an annual base salary of $445,500 to Dr. Murray and $370,000 to Dr. Trehu.
Annual Bonus. Our compensation committee or our board of directors, with input from management, may, in its discretion, award bonuses to our named executive officers from time to time. Our board of directors typically establishes annual bonus targets based around a set of specified corporate goals for our named executive officers and conducts an annual performance review to determine the attainment of such goals. Under the terms of their respective employment agreements, each of our named executive officers is eligible to receive an annual cash bonus, as determined by our compensation committee or board of directors, with a target of a specified percentage of such officer's annual base salary earned in a calendar year, which percentage shall be subject to adjustment from time to time by our compensation committee or board of directors.

The target annual bonus percentage for 2018 for each of our named executive officers is 50%, 35% and 35% for Dr. Murray, Mr. Cole and Dr. Trehu, respectively. With respect to 2017, we awarded bonuses of $250,000, $53,400 and $128,100 to Dr. Murray, Mr. Cole and Dr. Trehu, respectively, based on our achievement of certain company goals and individual performance objectives. Mr. Cole's 2017 bonus was pro-rated due to his employment commencing in the third quarter of 2017. In August 2017, Mr. Cole also received a sign-on bonus of $50,000, which much be repaid in full if Mr. Cole is terminated for cause (as defined in his employment agreement) or resigns voluntarily within the first twelve months of his employment. With respect to 2016, we awarded bonuses of $196,100 and $164,000 to Dr. Murray and Dr. Trehu, respectively, based on achievement of certain company goals and certain individual performance objectives.

Equity Incentives. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, our board of directors periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options or other forms of awards available under our 2017 Stock Option and Incentive Plan.

We typically grant stock options to our executive officers annually, as well as upon commencement of employment. We base the exercise price and grant date fair value of stock options on our per-share estimated valuation on the date of grant. Grants made in connection with the commencement of employment typically vest as to 25% of the underlying shares on the first anniversary of the employment start date and in equal quarterly installments thereafter through the fourth anniversary of the employment start date. Annual stock option grants typically vest as to 25% of the underlying shares on the first anniversary of the grant date and in equal quarterly installments thereafter through the fourth anniversary of the grant date.

In 2017, we granted Mr. Cole an option to purchase an aggregate of 190,000 shares in connection with the start of his employment. We did not grant any equity awards to Dr. Murray or Dr. Trehu in 2017. In 2016, we granted stock options to purchase an aggregate of 182,926 and 50,135 shares of common stock to Dr. Murray and Dr. Trehu, respectively.

Employment Agreements. We have entered into employment agreements with each of our named executive officers pursuant to which such named executive officer is employed “at will,” meaning he, she or we may terminate the employment arrangement at any time. Such agreements establish the named executive officer’s title, initial compensation arrangements, and eligibility for benefits made available to employees generally. We have agreed to provide the following benefits under the employment agreements with each of our named executive officers.
Dr. Richard Murray. If Dr. Murray's employment is terminated by us for any reason other than for "cause," death or "disability" or by Dr. Murray for "good reason" (each as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to the sum of (A) 12 months of his then current base salary plus (B) a pro-rated portion of his target bonus, payable in substantially equal monthly installments over 12 months commencing within 60 days of the date of termination, and (ii) if Dr. Murray is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of Dr. Murray's COBRA health continuation period in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to Dr. Murray had he remained employed with us. In lieu of the payments and benefits described above, in the event that Dr. Murray's employment is terminated by us for any reason other than for cause, death or disability or Dr. Murray resigns for good reason, in either case within 12 months following a "sale event" (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) a lump sum cash payment equal to the sum of (A) 18 months of his then current base salary (or his base salary in effect immediately prior to the sale event, if higher) plus (B) a bonus calculated by multiplying Dr. Murray's target bonus percentage by 18 months of his base salary, (ii) if Dr. Murray is participating in our group health plan immediately prior to his termination, a lump sum cash payment in an amount equal to the monthly employer contribution that we would have made to provide health insurance to him had he remained employed with us for 18 months following his date of termination and (iii) full acceleration of all time-based equity awards held by Dr. Murray.
Hugh M. Cole. If Mr. Cole's his employment is terminated by us for any reason other than for cause, death or "disability" (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to nine months of base salary, payable in substantially equal installments over nine months following the date of termination, and (ii) if Mr. Cole is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of Mr. Cole's COBRA health continuation period in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to Mr. Cole had he remained employed with us. In lieu of the payments and benefits described above, in the event that Mr. Cole's employment is terminated by us for any reason other than cause, death or disability or Mr. Cole resigns for "good reason" (as defined in his employment agreement), in either case within 12 months following a "sale event" (as defined in his employment agreement), subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) a lump sum cash payment equal to the sum of (A) 12 months of his then-current base salary (or his base salary in effect immediately prior to the sale event, if higher) plus (B) his target bonus, (ii) if Mr. Cole is participating in our group health plan immediately prior to his termination, a lump sum cash payment in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to him had he remained employed with us for 12 months following his date of termination and (iii) full acceleration of all time-based equity awards held by Mr. Cole.
Dr. Elizabeth G. Trehu. If Dr. Trehu's employment is terminated by us for any reason other than for "cause," death or "disability" (each as defined in her employment agreement), subject to the execution and effectiveness of a separation agreement and release, she will be entitled to receive (i) an amount equal to nine months of base salary, payable in substantially equal installments over nine months following the date of termination, and (ii) if Dr. Trehu is participating in our group health plan immediately prior to her termination, a monthly cash payment until the earlier of nine months following termination or the end of Dr. Trehu's COBRA health continuation period in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to Dr. Trehu had she remained employed with us. In lieu of the payments and benefits described above, in the event that Dr. Trehu's employment is terminated by us for any reason other than for cause, death or disability or Dr. Trehu resigns for "good reason" (as defined in her employment agreement), in either case within 12 months following a "sale event" (as defined in her employment agreement), subject to the execution and effectiveness of a separation agreement and release, she will be entitled to receive (i) a lump sum cash payment equal to the sum of (A) 12 months of her then current base salary (or her base salary in effect immediately prior to the sale event, if higher) plus (B) her target bonus, (ii) if Dr. Trehu is participating in our group health plan immediately prior to her termination, a lump sum cash payment in an amount equal to the amount of the monthly employer contribution that we would have made to provide health insurance to her had she remained employed with us for 12 months following her date of termination and (iii) full acceleration of all time-based equity awards held by Dr. Trehu.

Outstanding Equity Awards at 2017 Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date
Richard Murray, Ph.D.	760,071	129,766	(1)	$0.48	7/13/2024
	93,350	72,604	(2)	$2.36	7/15/2025
	27,104	27,096	(3)	$4.02	12/8/2025
	45,734	137,192	(4)	$9.56	10/24/2026
Hugh M. Cole	—	190,000	(5)	$16.89	8/31/2027
Elizabeth G. Trehu, M.D.	125,678	125,672	(6)	$4.02	11/12/2025
	6,776	6,774	(3)	$4.02	12/8/2025
	12,536	37,599	(4)	$9.56	10/24/2026

(1)	The shares underlying this option vest over four years, with 25% of the shares vested on July 14, 2015, and the remainder of the shares vesting in 36 equal monthly installments thereafter.

(2)	The shares underlying this option vest in equal quarterly installments over four years from July 1, 2015.

(3)	The shares underlying this option vest in equal quarterly installments over four years from December 9, 2015.

(4)	The shares underlying this option vest in equal quarterly installments over four years from October 24, 2016.

(5)	The shares underlying this option vest over four years, with 25% of the shares vesting on August 14, 2018, and the remainder of the shares vesting in 12 equal quarterly installments thereafter.

(6)	The shares underlying this option vest over four years, with 25% of the shares vested on November 3, 2016, and the remainder of the shares vesting in 12 equal quarterly installments thereafter.
Other Agreements
We have also entered into employee confidentiality, non-solicitation, non-competition and proprietary information agreements with each of our named executive officers. Under these agreements, each of our named executive officers has agreed (i) not to compete with us during his or her employment and for a period of 12 months after the termination of his or her employment, (ii) not to solicit our employees during his or her employment and for a period of 12 months after the termination of his or her employment, (iii) to protect our confidential and proprietary information, and (iv) to assign to us related intellectual property developed during the course of his or her employment.
401(k) Retirement Plan
We maintain a 401(k) retirement plan that is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code, or the IRC. In general, all of our employees are eligible to participate promptly following commencement of their employment. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,500 in 2018, and have the amount of the reduction contributed to the 401(k) plan. Beginning on January 1, 2018, we match 50% of an employee’s 401(k) contributions up to a maximum of 6% of the participant’s salary, subject to employer match limitations under the IRC.
Rule 10b5-1 Sales Plans
Certain of our executive officers have adopted, and other directors and executive officers may in the future adopt, written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Director Compensation
Our board of directors adopted a non-employee director compensation policy, which became effective as of the closing of our initial public offering, or IPO, and was amended in October 2017. Our non-employee director compensation policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee is paid cash compensation as set forth below:

Annual Retainer
Board of Directors:
All non-employee members	$35,000
Additional retainer for non-executive chairperson	$30,000
Audit Committee:
Members	$7,500
Additional retainer for chair	$7,500
Compensation Committee:
Members	$5,000
Additional retainer for chair	$5,000
Nominating and Corporate Governance Committee:
Members	$4,000
Additional retainer for chair	$4,000
These fees are payable in four equal quarterly installments, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our board of directors and no fee was payable in respect of any period prior to February 1, 2017, the closing date of our IPO. We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board of director and committee meetings.
In addition, under our director compensation program, each non-employee director will receive an initial, one-time equity award of options to purchase 27,100 shares of our common stock, which will vest in equal quarterly installments over three years, subject to continued service as a member of the board of directors, upon his or her initial election to our board of directors. Each non-employee member of the board who has served on our board of directors for at least 270 days will receive, at the time of our annual meeting, an annual grant of options to purchase 13,550 shares of our common stock, which will vest in equal quarterly installments during the four quarters following the grant date, subject to continued service as a member of the board of directors through such date. In addition, each non-employee member of the board who has served on our board of directors for at least six months but less than 270 days will receive, at the time of our annual meeting, an annual grant of options to purchase 10,163 shares of our common stock, which will vest in equal quarterly installments during the four quarters following the grant date, subject to continued service as a member of the board of directors through such date. Lastly, each non-employee member of the board who has served on our board of directors for at least 90 days but less than six months will receive, at the time of our annual meeting, an annual grant of options to purchase 6,775 shares of our common stock, which will vest in equal quarterly installments during the four quarters following the grant date, subject to continued service as a member of the board of directors through such date. Each of the foregoing grants are made under our 2017 Stock Option and Incentive Plan, are issued at exercise prices equal to the fair market value of our common stock on the date of grant and will vest in full upon the death or disability of the applicable director or upon a change in control. In addition, any stock options awarded to non-employee directors pursuant to our director compensation policy will be exercisable until the earlier of one year following the termination of the director's service on the board of directors or the original expiration date of the option.

The following table sets forth information regarding compensation earned by our non-employee directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)		Total ($)
Perry Karsen(3)	$81,292	$—		$81,292
Luis Diaz, Jr., M.D.(4)	$6,848	$234,840	(5)	$241,688
Barbara Duncan(6)	$51,583	$—		$51,583
J. Duncan Higgons(7)	$50,208	$—		$50,208
Robert Kamen, Ph.D.(8)	$33,750	$—		$33,750
Cary Pfeffer, M.D.	$40,333	$—		$40,333
Robert Tepper, M.D.	$32,083	$—		$32,083

(1)	Amounts represent annual cash compensation for services on our board of directors rendered by each member of the board of directors.

(2)
Amounts reflect the aggregate grant date fair value of option awards granted during the year in question calculated in accordance with the provisions of Financial Accounting Standards Board, Accounting Standards Codification 718, or ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. For information regarding assumptions underlying the valuation of option awards, see Note 12 to our audited consolidated financial statements appearing in our 2017 Annual Report. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon the vesting of the applicable awards.

(3)	As of December 31, 2017, Mr. Karsen held options to purchase an aggregate of 92,140 shares of our common stock, 37,269 shares of which were vested on such date.

(4)	Dr. Diaz joined our board of directors in October 2017.

(5)
This option was granted on October 20, 2017 in connection with Dr. Diaz's election to our board of directors. The 27,100 shares subject to the option vest in equal quarterly installments during the twelve quarters following the grant date and no shares were vested as of December 31, 2017.

(6)	As of December 31, 2017, Ms. Duncan held options to purchase an aggregate of 61,111 shares of our common stock, 21,565 shares of which were vested on such date.

(7)
As of December 31, 2017, Mr. Higgons held options to purchase an aggregate of 34,010 shares of our common stock, 14,300 shares of which were vested on such date, and 10,162 unvested shares of restricted stock.

(8)	As of December 31, 2017, Dr. Kamen held options to purchase an aggregate of 10,840 shares of our common stock, 2,712 shares of which were vested on such date.
Equity Compensation Plan Information
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2017:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	4,867,787	$6.28	1,334,252	(2)
Equity compensation plans not approved by security holders	—	$—	—
Total	4,867,787	$6.28	1,334,252	(3)

(1)	These plans consist of our 2013 Stock Option and Grant Plan, or 2013 Plan, 2017 Stock Option and Incentive Plan, or 2017 Plan, and 2017 Employee Stock Purchase Plan, or 2017 ESPP.

(2)
As of December 31, 2017, (i) 1,032,252 shares remained available for future issuance under our 2017 Plan and (ii) 302,000 shares remained available for future issuance under our 2017 ESPP. No shares remained available for future issuance under the 2013 Plan as of December 31, 2017. Our 2017 Plan has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2017

Plan to be added on the first day of each fiscal year, starting with fiscal year 2018, in an amount equal to 4% of the number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors. Our 2017 ESPP has an evergreen provision that allows for an annual increase in the number of shares available for issuance under the 2017 ESPP to be added on the first day of each fiscal year, starting in fiscal year 2018, in an amount equal to 1% of the total number of shares of our common stock outstanding on the immediately preceding December 31 or such lesser amount determined by our board of directors or the compensation committee of our board of directors.

(3)
This amount excludes 1,290,609 shares of common stock that became issuable under the 2017 Plan on January 1, 2018 and 322,652 shares of common stock that became issuable under the 2017 ESPP on January 1, 2018, in each case pursuant to the evergreen provisions of the 2017 Plan and 2017 ESPP.

TRANSACTIONS WITH RELATED PERSONS
The following is a description of transactions since January 1, 2017 to which we have been a party, and in which any of our directors, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Agreements with Stockholders
Investors' Rights Agreement
We are a party to an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, dated as of April 17, 2015, and amended on August 1, 2016, with holders of our previously-outstanding preferred stock, including certain of our 5% stockholders and their affiliates and entities affiliated with certain of our officers and directors. The Investors’ Rights Agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Participation in Initial Public Offering
In our initial public offering, or IPO, funds affiliated with FMR LLC and Celgene Corporation, both of whom were 5% or greater stockholders at the time of our IPO, purchased 725,000 and 625,000 shares of our common stock, respectively. Such purchases were made through the underwriters at the IPO price of $16.00 per share for an aggregate purchase price of $21.6 million. The aggregate net proceeds of the IPO were $106.4 million.
Employment Agreements
See the "Executive and Director Compensation—Narrative Disclosure to Summary Compensation Table" section of this proxy statement for a further discussion of these arrangements.
Indemnification of Officers and Directors
We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys' fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person's status as a member of our board of directors to the maximum extent allowed under Delaware law. In addition, our amended restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
We have adopted a written policy for related parties that requires all transactions between us and any executive officer, director, director nominee, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. If advance review is by the Audit Committee is not feasible, then the transaction will be reviewed at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances. Any director who is a related party with respect to a transaction under review may not participate in the deliberations or vote of the audit committee on the approval of the transaction, except that such director shall provide all material information concerning such transaction to the audit committee.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock, as of April 15, 2018 by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.
The column entitled "Percentage of Shares Beneficially Owned" is based on a total of 32,470,969 shares of our common stock outstanding as of April 15, 2018.
The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants, or other rights held by such person that are currently exercisable or will become exercisable within 60 days after April 15, 2018 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 780 Memorial Drive, Cambridge, Massachusetts 02139. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities affiliated with Third Rock Ventures(2)	13,279,129	40.90%
Celgene Switzerland LLC(3)	3,456,463	10.64%
Entities affiliated with FMR LLC(4)	2,628,390	8.09%
Entities affiliated with Partner Fund Management, L.P.(5)	2,101,489	6.47%
Entities affiliated with Wellington Management Group LLP(6)	1,874,862	5.77%
Named Executive Officers and Directors:
Richard Murray, Ph.D.(7)	1,067,704	3.18%
Hugh M. Cole(8)	4,406	*
Elizabeth G. Trehu, M.D.(9)	179,686	*
Luis Diaz, Jr., M.D.(10)	4,516	*
Barbara Duncan(11)	23,205	*
J. Duncan Higgons(12)	45,576	*
Robert Kamen, Ph.D.(13)	98,918	*
Perry A. Karsen(14)	53,786	*
Cary G. Pfeffer, M.D.	—	*
Robert Tepper, M.D.(15)	13,279,129	40.90%
All executive officers and directors as a group (11 persons)(16)	14,962,381	43.97%
*     Less than one percent.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Jounce Therapeutics, Inc., 780 Memorial Drive, Cambridge, MA 02139.

(2)
Based solely on a Schedule 13G filed by Third Rock Ventures II, L.P., Third Rock Ventures GP II, L.P., TRV GP II, LLC, Third Rock Ventures III, L.P., Third Rock Ventures GP III, L.P., TRV GP III, LLC, Mark Levin, Kevin P. Starr and Robert Tepper on February 13, 2018, consists of (i) 10,230,349 shares of common stock held by Third Rock Ventures II, L.P., or TRV II LP and (ii) 3,048,780 shares of common stock held by Third Rock Ventures III, L.P., or TRV III LP. Each of Third Rock Ventures II GP, LP, or TRV II GP, the general partner of TRV II LP, Third Rock Ventures GP II, LLC, or TRV II LLC, the general partner of TRV II GP, and Mark Levin, Kevin Starr and Dr. Tepper, the managers of TRV II LLC, may be deemed to share voting and investment power over the shares held of record by TRV II LP. Each of Third Rock Ventures III GP, LP, or TRV III GP, the general partner of TRV III LP, and Third Rock Ventures GP III, LLC, TRV III LLC, the general partner of TRV III GP, and Mark Levin, Kevin Starr and Dr. Tepper, the managers of TRV III LLC, may be deemed to share voting and investment power over the shares held of record by TRV III LP. The address for each entity, Dr. Tepper and Messrs. Levin and Starr is Third Rock Ventures, LLC, 29 Newbury Street, 3rd Floor, Boston, MA 02116.

(3)
Based solely on a Schedule 13G filed by Celgene Switzerland LLC and Celgene Corporation filed on February 10, 2017. Consists of 3,456,463 shares of common stock held by Celgene Switzerland LLC, a wholly-owned subsidiary of Celgene Corporation. The address of Celgene Switzerland LLC is AON House, 30 Woodbourne Ave, Pembroke, HM 08, Bermuda.

(4)
Based solely on a Schedule 13G/A filed by FMR LLC on January 10, 2018. Consists of 2,628,390 shares of common stock held by entities affiliated with FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
Based solely on a Schedule 13G filed by Partner Fund Management, L.P., Partner Investment Management, L.P., Partner Fund Management GP, LLC, Partner Investment Management GP, LLC, Brian D. Grossman and Christopher M. James on February 14, 2018. Consists of (i) 2,087,224 shares of common stock held by Partner Fund Management, L.P., or PFM, and (ii) 14,265 shares of common stock held by Partner Investment Management, L.P., or PIM. Partner Fund Management GP, LLC, or PFM-GP, and Partner Investment Management GP, LLC, or PIM-GP, are, respectively, the general partners of PFM and PIM. Mr. Grossman and Mr. James are co-managing members of PFM-GP and PIM-GP and each have shared dispositive power and shared voting power with respect to 2,101,489 shares of common stock. The address for each of PFM, PIM, PFM-GP, PIM-GP and Messrs. Grossman and James is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.

(6)
Based solely on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP on February 8, 2018. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP is deemed to be the beneficial owner with shared dispositive power with respect to 1,874,862 shares of common stock and shared voting power with respect to 1,696,293 shares of common stock; Wellington Management Company LLP has shared dispositive power with respect to 1,783,709 shares of common stock and shared voting power with respect to 1,674,750 shares of common stock. The address for each of these entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(7)	Consists of options to purchase 1,067,704 shares of common stock that are exercisable within 60 days of April 15, 2018.

(8)	Consists of options to purchase 4,406 shares of common stock that are exercisable within 60 days of April 15, 2018.

(9)	Consists of options to purchase 179,686 shares of common stock that are exercisable within 60 days of April 15, 2018.

(10)	Consists of options to purchase 4,516 shares of common stock that are exercisable within 60 days of April 15, 2018.

(11)	Consists of options to purchase 23,205 shares of common stock that are exercisable within 60 days of April 15, 2018.

(12)	Consists of (i) 27,025 shares of common stock and (ii) options to purchase 18,551 shares of common stock that are exercisable within 60 days of April 15, 2018.

(13)
Consists of (i) 60,975 shares of common stock held by Dr. Kamen, (ii) 33,875 shares of common stock held by The Robert Kamen 2012 Irrevocable Trust, of which Dr. Kamen serves as the trustee and (iii) options to purchase 4,068 shares of common stock that are exercisable within 60 days of April 15, 2018.

(14)	Consists of (i) 5,000 shares of common stock and (ii) options to purchase 48,786 shares of common stock that are exercisable within 60 days of April 15, 2018.

(15)
Dr. Tepper is affiliated with TRV II LP and TRV III LP. Each of TRV II GP, the general partner of TRV II LP, and TRV II LLC, the general partner of TRV II GP, and Mark Levin, Kevin Starr and Dr. Tepper, the managers of TRV II LLC, may be deemed to have voting and investment power over the shares held of record by TRV II LP. Each of TRV III GP, the general partner of TRV III LP, and TRV III LLC, the general partner of TRV III GP, and Mark Levin, Kevin Starr and Dr. Tepper, the managers of TRV III LLC, may be deemed to have voting and investment power over the shares held of record by TRV III LP. No stockholder, director, officer, manager, member or employee of TRV II GP, TRV III GP, TRV II LLC or TRV III LLC has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any shares held by TRV II LP or TRV III LP.

(16)	Includes options to purchase 1,556,377 shares of common stock that are exercisable within 60 days of April 15, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file reports of holdings and transactions in our common stock and other securities with the Securities Exchange Commission. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2017, all executive officers, directors, and greater than 10% stockholders complied with all applicable filing requirements under Section 16(a) of the Exchange Act.
REPORT OF THE AUDIT COMMITTEE
Our audit committee has reviewed our audited financial statements for the year ended December 31, 2017 and discussed them with our management and our independent registered public accounting firm, Ernst & Young LLP.
Our audit committee has also received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to our audit committee, including the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.
In addition, Ernst & Young LLP provided our audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the audit committee has discussed with the company's independent registered public accounting firm their independence.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our financial statements audited by Ernst & Young LLP be included in our Annual Report on Form 10‑K for the year ended December 31, 2017.
By the audit committee of the board of directors of Jounce Therapeutics, Inc.
Barbara Duncan, Chairperson
J. Duncan Higgons
Perry Karsen
HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements, annual reports, and notices of Internet availability of proxy materials. This means that only one copy of our documents, including the Notice, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you upon written or oral request to Jounce Therapeutics, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139, Attention: Investor Relations, telephone: 857-259-3840. If you want to receive separate copies of our proxy statements, annual reports, or notices of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in our 2019 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 28, 2018. However, if the date of the 2019 annual meeting of stockholders is changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2019 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Jounce Therapeutics, Inc., 780 Memorial Drive, Cambridge, Massachusetts 02139, Attention: Investor Relations.
If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated by-laws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder's intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year's annual meeting, a stockholder's notice must be so received no later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made. For stockholder proposals to be brought before the 2019 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 19, 2019 and no later than March 21, 2019.
OTHER MATTERS
Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors
Richard Murray, Ph.D. President and Chief Executive Officer

Jounce THERAPEUTICS

JOUNCE THERAPEUTICS, INC.
780 MEMORIAL DRIVE
CAMBRIDGE, MA 02139

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 18, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 18, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 J. Duncan Higgons 02 Robert Tepper, M.D.

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the named Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000381438_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

JOUNCE THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 19, 2018 1:00 PM Eastern Time
This proxy is solicited by the Board of Directors of the Company

The stockholder(s), revoking all prior proxies, hereby appoint(s) Richard Murray, Ph.D. and Kim C. Drapkin, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of JOUNCE THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 1:00 PM, Eastern Time on June 19, 2018, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street Boston, MA 02109, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, the Proxies will have the authority to vote FOR Proposals 1 and 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

0000381438_2 R1.0.1.17

Continued and to be signed on reverse side